Gemplus shareholders approve matters regarding the proposed combination with Axalto

Exhibit 1
Gemplus shareholders approve matters regarding the proposed combination with Axalto
Another major step towards the creation of Gemalto, a leader in digital security
LUXEMBURG — 28 February 2006 — Gemplus International S.A. (Euronext: LU0121706294 — GEM and NASDAQ: GEMP), a world leading provider of secure card solutions, confirms that its General Meeting of Shareholders was held on February 28, 2006 in Luxemburg in order to deliberate on matters related to the proposed combination with Axalto Holding N.V. announced on December 7, 2005.
A very large majority of the shareholders present and represented adopted the proposed resolutions, with votes in favour ranging between 97.8% and 99.9%. The shareholders approved a distribution of available reserves of an amount of €0.26 per share, subject to the satisfaction of conditions precedent. The distribution would represent an amount of approximately €164 million based on current Gemplus shares outstanding.
Gemplus shareholders also approved the proposed conditional recomposition of its Board of Directors.
Alex Mandl, President and CEO, Gemplus, said “This is another important step towards the creation of Gemalto, a leader in digital security. The combination of the two companies with a sound industrial logic will create value for our shareholders, clients and employees. After the unanimous support of our Board, we are now strongly supported by our shareholders.”
On January 31, 2006, over 99.9% of Axalto’s shareholders approved the combination project with Gemplus during its Extraordinary General Meeting of Shareholders.
Gemplus and Axalto are working closely with the competent authorities to obtain antitrust and other regulatory approvals for the transaction.
About Gemplus
Gemplus International S.A. (Euronext: LU0121706294 — GEM and NASDAQ: GEMP) is a world leading player in the secure card industry in both revenue and total shipments (source: Gartner-Dataquest 2005, Frost & Sullivan, Datamonitor). It has sold over 5.5 billion smart cards.
Gemplus delivers a wide range of portable, personalized solutions in areas including Identity, Mobile Telecommunications, Public Telephony, Banking, Retail, Transport, Healthcare, WLAN, Pay-TV, e-government, and access control.
Gemplus’ revenue in 2005 was 939 million Euros.
www.gemplus.com
Important Information
Investors and security holders who are U.S. persons or who are located in the United States should read any solicitation/recommendation statement of Gemplus on Schedule 14D-9 when and if filed by Gemplus with the SEC because it will contain important information. The solicitation/recommendation statement and other public filings made from time to time by Gemplus with the SEC are available without charge from the SEC’s website at www.sec.gov. This document, if issued, will also be available for inspection and copying at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, United States. For further information about the public reference room, call the SEC at +1 800 732 0330.

For more information:

Press	Investor Relations

Gemplus	Gemplus
Remi Calvet	Céline Berthier
Mob. : +33 (0) 6 22 72 81 58	Tél. : +41 (0) 22 544 5054
Email : remi.calvet@gemplus.com	Email : celine.berthier@gemplus.com

Edelman	Fineo
Frédéric Boullard
Tél. : +33 (0) 1 56 69 73 95	Tél : +33 (0) 1 56 33 32 31
Email : frederic.boullard@edelman.com	Email : investors@gemplus.com
©2006 Gemplus. All rights reserved. Gemplus, the Gemplus logo, are trademarks and service marks of Gemplus S.A. and are registered in certain countries. All other trademarks and service marks, whether registered or not in specific countries, are the property of their respective owners.
Some of the statements contained in this release constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance, or achievements expressed or implied by such forward-looking statements. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this release include, but are not limited to: trends in wireless communication and mobile commerce markets; our ability to develop new technology, and the effects of competing technologies developed and expected intense competition generally in our main markets; profitability of our expansion strategy; challenges to or loss of our intellectual property rights; our ability to establish and maintain strategic relationships in our major businesses; our ability to develop and take advantage of new software and services; and the effect of future acquisitions and investments on our share price. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this release speak only as of this release. We are under no duty to update any of the forward-looking statements after this date to conform such statements to actual results or to reflect the occurrence of anticipated results.